EXHIBIT 99

FOR IMMEDIATE RELEASE
CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com

The Spiegel Group Reports January Sales

DOWNERS GROVE, Ill. - February 5, 2004 - The Spiegel Group today reported net sales of $98.6 million for the four weeks ended January 31, 2004, a 27 percent decrease compared to net sales of $135.6 million for the four weeks ended January 25, 2003.
  The company also reported that comparable-store sales for its Eddie Bauer division decreased 7 percent for the four-week period ended January 31, 2004, compared to the same period last year.
  Net sales for January include $3.8 million in liquidation sales resulting from the sale and transfer of inventory in early January to an independent liquidator in conjunction with the closing of 29 Eddie Bauer stores. Excluding the liquidation sales, the Group's net sales from retail and outlet stores fell 32 percent compared to the same period last year, primarily due to the impact of store closings and a decline in comparable-store sales. The company operated 440 stores at the end of January 2004 compared to 565 stores at the end of January 2003. Most of the store closings resulted from actions taken as part of the company's ongoing reorganization process.
  The Group's direct net sales (catalog and e-commerce) decreased 28 percent for the month compared to the same period last year, primarily due to a planned reduction in catalog circulation and a shift in catalog mailing dates. As part of a major rebranding effort, Spiegel Catalog debuted its new, repositioned semi-annual catalog and Web site the third week of January 2004. The comparable 2003 semi-annual Spiegel catalog was mailed in late December of 2002.
  The company also noted that each of its merchant companies entered 2004 with significantly less clearance inventory and total inventories were down approximately 40 percent at the end of January 2004 compared to the prior year.
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward-Looking Statements
  This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations.
These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the debtor-in-possession (DIP) financing facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.